Exhibit 10.17

EnerNOC, Inc.

Summary of 2008 Executive Officer Bonus Plan

The Company’s executive officers have the following bonus targets (expressed as a percentage of salary unless otherwise stated):

Name and Position	Bonus Targets (%)
Timothy G. Healy, Chairman and Chief Executive Officer	80%
David B. Brewster, President	70%
Neal C. Isaacson, Chief Financial Officer	50%
Gregg Dixon, Senior Vice President of Sales and Business Development	115%
David Samuels, Executive Vice President of Strategic Development and General Counsel	60%
Darren P. Brady, Chief Operating Officer and Senior Vice President	50%

Each executive officer’s 2008 bonus amount (the “Bonus Amount”) will be determined based upon the achievement of certain pre-determined individual and corporate performance objectives. Specifically, each executive officer’s Bonus Amount will be weighted as follows: 80% will be based on the Company’s achievement of certain revenue, gross margin and EBITDA targets for fiscal year 2008, and 20% will be discretionary based on the achievement of individual or departmental performance goals (the “Discretionary Bonus Amount”) The Discretionary Bonus Amount will be recommended by the Company’s chief executive officer, except in the case of the Company’s chief executive officer, whose Discretionary Bonus Amount will be based on the recommendation of the compensation committee of the board of directors. The bonuses will be paid within 90 days of the determination of the Bonus Amounts. Actual Bonus Amounts may be higher or lower than the executive’s bonus target.